November 21, 2007

To Whom It May Concern:

This is letter is to confirm that I spoke with Greg Cochran by phone on Monday, November 19, 2007, at 10:00 a.m. to notify that his marketing services were much appreciated by Liberty Renewable Fuels, LLC, but no longer required—effective immediately—as our needs had changed. I conveyed the message that we would contact him if and when his marketing services would once again be of use to Liberty. He scheduled a time on Tuesday, November 20th, to pick up his last paycheck for services rendered the week of November 12th.

Sincerely,

Peter J. Baker
Project Coordinator
Liberty Renewable Fuels, LLC